                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-90366

           AMERICAN BUSINESS FINANCIAL SERVICES, INC. INVESTMENT NOTES

                                 RATE SUPPLEMENT


                              PROSPECTUS SUPPLEMENT
                                 DATED 1/31/03




                Term                       Rate             Annual Yield*
     ----------------------------  ----------------------  ---------------

             12-23 mos.                    5.75%               5.91%
             24-29 mos.                    6.00%               6.18%
             30-35 mos.                    6.50%               6.71%
             36-47 mos.                    7.25%               7.51%
             48-59 mos.                    8.00%               8.32%
             60-83 mos.                    8.50%               8.87%
             84-119 mos.                   8.25%               8.59%
              120 mos.                     8.50%               8.50%
     ----------------------------  ----------------------  ---------------


                Minimum Investment for Investment Notes is $1,000


  AMERICAN BUSINESS FINANCIAL SERVICES, INC. IS A NASDAQ LISTED COMPANY (ABFI)

An offer can only be made by the Prospectus dated October 3, 2002, delivered in conjunction with this Rate Supplement dated January 31, 2003. See "Risk Factors" for a discussion of certain factors which should be considered in connection with an investment in the Notes.

*The Effective Annual Yield assumes all interest reinvested daily at the stated rate. The rates for the Investment Notes are available from January 31, 2003 to February 28, 2003.

You may obtain an additional copy of the Prospectus dated October 3, 2002 free of charge from American Business Financial Services, Inc. by calling (800) 776-4001.

           Investment Notes represent obligations of ABFS and are not certificates of deposit or insured or guaranteed by the FDIC or any other governmental agency.



        (LOGO) AMERICAN BUSINESS                  For information,
               FINANCIAL SERVICES, INC.         call 1-800-776-4001

BalaPointe Office Centre   111 Presidential Boulevard    Bala Cynwyd, PA 19004
                               www.ABFSonline.com